Exhibit 99.1

Novan Announces Management Changes and Provides Business Update

•	Paula Brown Stafford promoted to President and newly created role of Chief Operating Officer of Novan

•	Dr. Carri Geer promoted to Senior Vice President and Chief Technology Officer

•	Dr. Elizabeth Messersmith, Senior Vice President, promoted to Chief Development Officer

•	Novan adds gastroenterology as a field of focus for its business and science

•	The Company is actively engaged in business development discussions around mid to late-stage dermatology assets, with particular focus on molluscum

MORRISVILLE, N.C. – January 2, 2019 – Novan, Inc. ("the Company" or "Novan") (NASDAQ: NOVN) today announced several leadership promotions and business updates. These changes further strengthen the alignment of the Company’s significant scientific and drug development expertise to its short, intermediate and longer-term opportunities.

Leadership Updates

Paula Brown Stafford has been promoted to President and the newly created role of Chief Operating Officer while remaining a member of the Board of Directors. Ms. Stafford joined Novan in March 2017 as Chief Development Officer. Under her direction, the Company has achieved several critical milestones with the completion of clinical trials in psoriasis, atopic dermatitis, and molluscum contagiousium over the course of 12 months. Prior to Novan, she was President of the Quintiles Global Clinical Development organization. Ms. Stafford will continue to report to G. Kelly Martin, Novan’s Chief Executive Officer.

Dr. Carri Geer has been promoted to Senior Vice President and Chief Technology Officer of Novan. Dr. Geer will be responsible for integrating formulation and analytical science with clinical translation in order to modify existing molecules and generate new chemical entity (NCE) opportunities. Dr. Geer has more than 10 years of industry experience both from her time at Novan and previously at Merck & Co., Inc. Dr. Geer has a Ph.D. in Chemistry from the University of North Carolina where she was a doctoral student and part of the Schoenfisch Lab, led by Novan co-founder, Dr. Mark Schoenfisch. She will report to Ms. Stafford.

Dr. Elizabeth Messersmith, Senior Vice President, has been promoted to the role of Chief Development Officer with oversight of the clinical, medical, statistical, and regulatory activities of the Company. Dr. Messersmith, who joined Novan as Head of Clinical Operations in May 2018 from Quark Pharmaceuticals, has a Ph.D. in Neuroscience from the University of Texas Health Science Center at Houston. Dr. Messersmith has 25 years of hands-on drug development and biotechnology industry experience. She will also report to Ms. Stafford.

Dr. Nathan Stasko has stepped down as President and from the Board of Directors, as contemplated by his amended and restated employment agreement to occur following the appointment of Mr. Martin as Chief Executive Officer.

“These leadership adjustments provide Novan with a truly exceptional and experienced team,” commented Mr. Martin. “The combination of Paula, Carri, and Liz in their new roles adds depth and real-world experience in several critical areas.”

Business Updates

The Company has added gastrointestinal (GI) diseases as a therapeutic focus area as part of its overall science and business strategy. This decision is based on the inherent connection between the multi-factorial pathologies of GI diseases and the demonstrable anti-microbial, anti-viral and anti-inflammatory properties of Novan’s nitric oxide technology. The Company intends to initially focus on pediatric GI diseases given the favorable safety profile of nitric oxide and existing pre-clinical and clinical data. The Company believes that expansion into GI will require minimal investment due to its ability to leverage current technology experience and assets.

Novan’s executive management and its Board of Directors remain focused on pursuing relevant financing alternatives, with a particular emphasis on non-dilutive options, to strengthen the Company’s capital position and advance the business platform. As part of that effort, the Company continues to explore a range of business development opportunities around its dermatology assets and underlying nitric oxide technology platform. Several active discussions are centered on the Phase 3 ready SB206 molluscum asset as well as more general dialogues focused on acne, external genital warts, and atopic dermatitis. The Company believes that expanding the existing nitric oxide platform beyond dermatology allows for a broader distribution of risk and, with tangible progress, would increase strategic and financial options for Novan.

The Company is also focused on external relationships to help maximize its nitric oxide platform, as illustrated by its strategic alliance with Orion Corporation announced in October 2018. The ability to access additional manufacturing capacity will help Novan to explore and support a broad variety of geographic and therapeutic business development opportunities from around the world.

Novan is a Supporting Sponsor of the upcoming 6th Annual Dermatology Summit, taking place on Sunday, January 6, 2019, in San Francisco, California. Select members of the Company’s management team will attend the Summit as well as participate in additional meetings around the 37th Annual J.P. Morgan Healthcare Conference.

About Novan

Novan, Inc. is a clinical-stage biotechnology company focused on leveraging nitric oxide’s natural antiviral and immunomodulatory mechanisms of action to treat dermatological and oncovirus-mediated diseases. We believe that our ability to conveniently deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to significantly improve patient outcomes in a variety of diseases.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to pharmaceutical development of nitric oxide-releasing product candidates, our intention to advance development of certain product candidates, which is subject to our ability to obtain additional financing or enter into strategic relationships to enable such development, expansion of our therapeutic focus and the future prospects of our business and our product candidates. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties in the clinical development process, including, among others, length, expense, ability to enroll patients, reliance on third parties, and that results of earlier research and preclinical or clinical trials may not be predictive of results, conclusions or interpretations of later research activities or additional trials; risks related to the regulatory approval process, which is lengthy, time-consuming and inherently unpredictable; our ability to obtain substantial additional funding for the further advancement and development of our product candidates; our ability to identify and enter into strategic relationships for the further development and potential commercialization of our product candidates and support thereof; and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended Dec. 31, 2017, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

CONTACT:

(Investors & Media)
Cole Ikkala
Director, Investor Relations, Communications & Business Development
cikkala@novan.com

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